[WACHOVIA SECURITIES LOGO]   FINAL SUMMARY OF TERMS               APRIL 13, 2006
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                  HARTFORD LIFE GLOBAL FUNDING TRUST EXTENDIBLE
                   $300 MILLION - 2 YEAR INITIAL, 5 YEAR FINAL

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ISSUER:                        Hartford Life Global Funding Trust

ISSUE RATINGS:                 Aa3 / AA- / AA (stable / stable / stable)

PAR AMOUNT:                    $300,000,000

SETTLEMENT DATE:               April 21, 2006 (T + 5)

INITIAL MATURITY DATE:         April 15, 2008

FINAL MATURITY DATE:           April 15, 2011

INDEX:                         Three Month Libor

SPREAD:                        From original issue date to but excluding
                               April 15, 2008: 3ML + 0.02%

                               From and including April 15, 2008 to but excluding April 15, 2009: 3ML + 0.03%

                               From and including April 15, 2009 to but excluding April 15, 2010: 3ML + 0.04%

                               From and including April 15, 2010 to but excluding April 15, 2011: 3ML + 0.05%

INTEREST PAYMENT DATES:        The 15th day of each January, April, July, and
                               October, commencing July 17, 2006, provided the interest payment date is a business day. The final interest payment date for any notes maturing prior to the final maturity date will be the relevant maturity date, and interest for the final interest period will accrue from and including the interest payment date in the quarter immediately preceding such relevant maturity date to but excluding the maturity date.

INTEREST DETERMINATION DATES:  Two London banking days prior to each interest reset date.

ELECTION DATES:                The holder of the notes may elect to extend the
                               maturity of all or any portion of the principal amount of the notes during the notice period relating to each election date. A holder's election to extend the maturity of any note will cause the maturity of those notes to be extended to the 15th day of the calendar month which is three calendar months after (1) the initial maturity date (in the case of the initial extension) or (2) any later date to which the maturity date of the notes have previously been extended. In no event may the maturity of any note be extended beyond April 15, 2011, the final maturity date. The election dates will take place quarterly, commencing on July 15, 2006. If the holder of the note does not make a timely and proper election to extend the maturity of all or any portion of the principal amount of the notes, the principal amount of the notes for which no such election has been made will be due and payable on the then-current maturity date. The principal amount of the notes for which such election is not exercised will be represented by a substitute note issued as of such election date. The substitute note so issued will have the same terms as the original notes, except that it will not be extendible, it will have a different
                               CUSIP number and its non-extendible maturity date will remain the then current maturity.

INITIAL INTEREST RESET DATE:   July 17, 2006

PRICE TO PUBLIC:               100.000%

PRICE TO ISSUER:               99.950%

PROCEEDS TO ISSUER:            $299,850,000

DENOMINATIONS:                 $1,000 and integral multiples thereof

DAY COUNT CONVENTION:          ACT/360

BUSINESS DAYS:                 New York and London

CUSIP:                         41659 EEX 1

CLEARANCE:                     DTC

SOLE LEAD MANAGER:             Wachovia Capital Markets, LLC

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